North Central Bancshares, Inc.
David M. Bradley
515-576-7531
Distribution:  Iowa Newsline
March 11, 2011

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES FINANCIAL RESULTS FOR
YEAR END 2010

Fort Dodge, Iowa – North Central Bancshares, Inc. (the “Company”) (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”), announced today its financial results for the year ended December 31, 2010.

The Company’s net income for the year ended December 31, 2010 was $1.7 million, or $0.87 per diluted share, compared to net income of $3.2 million, or $1.99 per diluted share, for the year ended December 31, 2009.  The decrease in earnings was primarily due to an increase in provision for loan losses and decreases in net interest income, noninterest income and gain on securities, offset in part by decreases in noninterest expense and the provision for income taxes.

Net interest income for the year ended December 31, 2010 was $14.5 million, compared to net interest income of $14.6 million for the year ended December 31, 2009.  Net interest spread for the year ended December 31, 2010 was 3.19%, compared to net interest spread of 3.13% for the year ended December 31, 2009.  Net interest margin for the year ended December 31, 2010 was 3.38%, compared to net interest margin of 3.36% for the year ended December 31, 2009.

The Company’s provision for loan losses was $4.1 million and $2.5 million for the years ended December 31, 2010 and 2009, respectively.  Net loans charged off for the year ended December 31, 2010 totaled $5.1 million, compared to $659,000 for the year ended December 31, 2009.  The charge-offs consisted primarily of commercial real estate and commercial construction and loan development loans that had previously been identified and valued as impaired loans.  The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank’s portfolio, and other factors related to the collectibility of the Bank’s loan portfolio.

The allowance for loan losses at December 31, 2010 constituted 1.8% of loans and 53.1% of nonperforming loans, compared to the allowance for loan losses at December 31, 2009 constituting 1.9% of loans and 50.0% of nonperforming loans.  Nonperforming assets were $16.2 million, or 3.6% of total assets at December 31, 2010, compared to $16.1 million, or 3.5% of total assets at December 31, 2009.

The Company’s noninterest income was $7.7 million and $8.3 million for the years ended December 31, 2010 and 2009, respectively.  The decrease in noninterest income for the year ended December 31, 2010 compared to the same period in 2009 was primarily due to decreases in abstract fees, loan prepayment fees and investment and insurance sales income and an increase in foreclosed real estate net expenses.  These decreases were offset in part by increases in fee and service charge income and increases in other income due to the receipt of an FDIC insurance payment related to previously uninsured balances at a financial institution closed by the FDIC in 2008.

The Company’s noninterest expense for the year ended December 31, 2010 and 2009 was $15.9 million and $16.0 million, respectively.  Compensation and employee benefits and data processing expense increased for the year ended December 31, 2010, compared to the same period in 2009.  These increases were offset in part by decreases in FDIC insurance expense, professional fees and advertising expenses.

The Company’s provision for income taxes was $478,000 and $1.5 million for the years ended December 31, 2010 and 2009, respectively.  The decrease in income taxes was primarily due to a decrease in income before income taxes and an increase in eligible low income housing tax credits.

Total assets at December 31, 2010 were $452.3 million, compared to $455.0 million at December 31, 2009.  Net loans decreased by $40.4 million, or 10.8%, to $334.5 million at December 31, 2010, from $374.9 million at December 31, 2009.  The decrease in net loans was primarily due to payments, prepayments, and sales of loans, offset in part by the origination of one-to-four family residential, commercial real estate and consumer loans.  At December 31, 2010, net loans consisted of (i) $140.2 million of one-to-four family real estate representing a decrease of $11.9 million from December 31, 2009, (ii) $69.9 million of commercial real estate loans representing a decrease of $15.7 million from December 31, 2009, (iii) $56.7 million of multi-family real estate loans representing a decrease of $6.2 million from December 31, 2009, and (iv) $67.7 million of consumer loans representing a decrease of $6.5 million from December 31, 2009.  Cash and cash equivalents decreased $1.2 million, or 5.3%, to $20.6 million at December 31, 2010, compared to $21.8 million at December 31, 2009.  Investment in certificates of deposit was $12.7 million at December 31, 2010.  There were no investments in certificates of deposit at December 31, 2009.  Securities available-for-sale increased $25.3 million, or 109.0%, to $48.4 million at December 31, 2010, compared to $23.2 million at December 31, 2009.  The increase in securities available for sale and investments in certificates of deposit were primarily funded by loan repayments that exceeded loan originations and increases in deposits.

Deposits increased $15.0 million, or 4.5%, to $349.8 million at December 31, 2010, from $334.8 million at December 31, 2009.  The increase in deposits was primarily due to an increase in interest-bearing demand deposits, partially offset by decreases in certificates of deposits.  Interest bearing demand accounts increased $39.2 million, which was primarily the result of the Company’s promotion of F1Rst Perks Checking, a new high yield checking account, and the promotion of business commercial checking accounts.  Borrowed funds decreased $17.3 million, or 25.9%, to $49.3 million at December 31, 2010, from $66.5 million at December 31, 2009.

The Bank remains “well capitalized” for regulatory capital purposes. See the Selected Financial Ratios included in the Financial Highlights below. Stockholders’ equity was $49.2 million at December 31, 2010, compared to $48.3 million at December 31, 2009.  The increase in stockholders equity was primarily due to earnings, offset in part by dividends paid to stockholders and stock based compensation.  Book value, or stockholders’ equity per common share, was $28.84 at December 31, 2010, compared to $28.24 at December 31, 2009.  The ratio of stockholders’ equity to total assets was 10.9% at December 31, 2010, compared to 10.6% at December 31, 2009.

All common stockholders of record on December 17, 2010, received a quarterly cash dividend of $0.01 per common share on January 7, 2011.  In addition, on November 15, 2010 the Company paid an aggregate cash dividend of $127,500 on the cumulative preferred stock issued to the Treasury.  As of December 31, 2010, the Company had 1,351,448 shares of common stock outstanding and 10,200 shares of cumulative preferred stock outstanding.

About the Company and the Bank

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation.  The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact:  David M. Bradley, Chairman, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

(Unaudited) (Dollars in Thousands, except per share and share data)	December 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$20,604	$21,766
Investments in certificates of deposit	12,689	0
Securities available-for-sale	48,436	23,175
Federal Home Loan Bank stock	3,017	3,925
Loans (net of allowance for loan loss of $6,147 and $7,171, respectively)	334,461	374,855
Foreclosed real estate	4,586	1,709
Other assets	28,471	29,581
Total assets	$452,264	$455,011
Liabilities
Deposits	$349,833	334,813
Other borrowed funds	49,250	66,500
Other liabilities	4,006	5,419
Total liabilities	403,089	406,732
Stockholders' equity	49,175	48,279
Total liabilities and stockholders' equity	$452,264	$455,011
Stockholders' equity to total assets	10.87%	10.61%
Book value per share of common stock	$28.84	$28.24
Total shares of common stock outstanding	1,351,448	1,348,448
Total shares of cumulative preferred stock outstanding	10,200	10,200

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009

Interest income	$5,351	$5,988	$22,209	$24,899
Interest expense	1,818	2,189	7,746	10,338
Net interest income	3,533	3,799	14,463	14,561
Provision for loan loss	1,513	1,230	4,091	2,450
Net interest income after provision for loan loss	2,020	2,569	10,372	12,111
Noninterest income	2,006	1,854	7,743	8,299
Securities gains/(losses), net	0	377	7	339
Noninterest expense	4,096	4,088	15,939	16,035
Income/(loss) before income taxes	(70)	712	2,183	4,714
Income taxes	(110)	201	478	1,525
Net income/(loss)	$40	$511	$1,705	$3,189

Preferred stock dividends and accretion of discount	132	132	529	515
Net income/(loss) available to common Shareholders	(90)	379	1,177	2,674

Basic earnings/(loss) per common share	$(0.07)	$0.28	$0.87	$1.99
Diluted earnings/(loss) per common share	$(0.07)	$0.28	$0.87	$1.99

Selected Financial Ratios	For the Three Months Ended December 31,		For the Years Ended December 31,

	2010	2009	2010	2009
Performance ratios
Net interest spread	3.08%	3.37%	3.19%	3.13%
Net interest margin	3.28%	3.59%	3.38%	3.36%
Return on average assets	0.04%	0.45%	0.37%	0.69%
Return on average equity	0.33%	4.21%	3.47%	6.79%

	December 31, 2010	December 31, 2009
Capital ratios (First Federal Savings Bank of Iowa)
Tangible	10.2%	9.8%
Core	10.2%	9.8%
Risk-based	16.5%	14.9%
*Exceeds Regulatory definition of “well capitalized”